                                                                      EXHIBIT 99


[CEREGHINO GROUP LOGO]                  [CASCADE FINANCIAL CORPORATION LOGO]
CORPORATE INVESTOR RELATIONS            CONTACTS: Lars Johnson, Chief Financial
5333 15TH  AVENUE SOUTH, SUITE 1500               Officer
SEATTLE, WA                                       425.339.5500
98108                                             Stacie D. Byars and Becky Reid
206.762.0993                                      The Cereghino Group
www.stockvalues.com                               206.762.0993


================================================================================

  CAROL K. NELSON SUCCEEDS FRANK MCCORD AS CEO OF CASCADE FINANCIAL CORPORATION
                         AS MCCORD ANNOUNCES RETIREMENT


EVERETT, WA - MARCH 7, 2002 - CASCADE FINANCIAL CORPORATION (NASDAQ: CASB), parent company of Cascade Bank, today announced that Carol K. Nelson will succeed Frank McCord as Chief Executive Officer effective May 1, 2002. Nelson has served as President and Chief Operating Officer of Cascade Financial Corporation and President and Chief Executive Officer of Cascade Bank since February 2001. Mr. McCord will continue as Chairman of Cascade Financial Corporation and Cascade Bank.

"During my twelve year tenure as CEO, Cascade Bank has grown from a mutual thrift with assets of $150 million to a publicly held commercial bank with assets exceeding $760 million. Annual earnings have increased from less than $500,000 to more than $5.6 million. It has been an honor and a pleasure to be a part of this outstanding group of people," McCord said. "Carol Nelson has built a great management team, and I am confident that under her leadership the bank will continue to deliver the very highest quality of service to our community and be highly successful."

McCord has served as Cascade Financial's Chairman and CEO since 1990. Formerly he was the Managing Partner of KPMG Peat Marwick LLP in Seattle until his retirement in 1986. He is a community leader and will continue to be very active in civic, professional and philanthropic organizations.

"Frank McCord has been a strategic force behind our transformation to a commercial bank," said Nelson, "and we appreciate the contribution he has made to our success. I also appreciate the board's confidence and will continue our work to enhance profitability and shareholder value."

In January, Cascade reported record revenues and profits for three months and twelve months ended December 31, 2001. Improving efficiency, expanding margins and continued strong credit quality increased quarterly profits 54% to $1.7 million, or $0.26 per diluted share, for the quarter ended December 31, 2001. For calendar 2001, Cascade's net income increased 47% to $5.6 million, or $0.87 per diluted share, compared to $3.8 million, or $0.59 per diluted share, for the previous calendar year.

Cascade Bank was established in 1916 and is a state chartered commercial bank headquartered in Snohomish County. Cascade Bank is the only operating subsidiary of Cascade Financial Corporation. The bank has been locally managed for more than 85 years and has an "Outstanding" Community Reinvestment Act rating for serving the credit needs of the local community. Cascade Bank operates 14 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens and Bellevue.


This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economic recession on small business loan demand in the Puget Sound area, loan delinquency rates, the bank's ability to continue to attract quality commercial business, interest rate movements, changes in the demographic make-up of the Company's market, fluctuation in demand for the Company's products and services, the Company's ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

                                       -0-

Note: Transmitted on Business Wire on March 7, 2002 at 2:50 p. m. PST.